Exhibit 10.1

EMPLOYEE LEASE AGREEMENT

THIS EMPLOYEE LEASE AGREEMENT (this “Agreement”) is executed effective as of November 22, 2013, by and between 734 CITRUS HOLDINGS, LLC, a Florida limited liability company (“Silver Nip”), ALICO, INC., a Florida corporation (“Alico”), and CLAYTON G. WILSON (the “Officer”).

Statement of Background Information

WHEREAS, the Officer, who previously served as chief executive officer of Silver Nip, resigned from such employment effective November 22, 2013 (the “Resignation Date”) and was appointed to serve as the chief executive officer of Alico effective November 22, 2013; and

WHEREAS, Silver Nip desires to lease the services and skills of the Officer from Alico, and Alico desires to maintain the employment of such Officer and to make the services and skills of such Officer available to Silver Nip on a contract basis, during the period immediately following the date hereof; and

WHEREAS, the parties desire to set forth the terms and conditions pursuant to which this employee leasing arrangement will operate.

Agreement

NOW, THEREFORE, in consideration of the promises and mutual covenants set forth herein, and other good and valuable consideration, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

For the purposes of this Agreement and, unless otherwise noted, the capitalized terms have the meanings specified in the Purchase Agreement to which this Agreement relates and also shall include the following terms:

“Agreement” has the meaning set forth in the preamble hereto.

“Alico” has the meaning set forth in the preamble hereto.

“Alico Indemnified Persons” has the meaning set forth in Section 3.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Initial Term” has the meaning set forth in Section 2.2.

“Losses” has the meaning set forth in Section 3.2.

“Officer” has the meaning set forth in the Recitals.

“Officer’s Agreement” has the meaning set forth in Section 3.1.

“Resignation Date” has the meaning set forth in the Recitals.

“Service Costs” has the meaning set forth in Section 3.1.

“Silver Nip” has the meaning set forth in the preamble hereto.

“Term” has the meaning set forth in Section 2.2.

ARTICLE 2

RESPONSIBILITIES OF  ALICO

Section 2.1 Provision of Officer. Subject to the terms and conditions hereof, Alico shall furnish to Silver Nip during the Term the Officer to perform the functions and services that were performed by the Officer for Silver Nip prior to the Resignation Date, with such additions and deletions thereto as shall occur in the ordinary course of business in a manner consistent with this Agreement; provided that (a) the Officer shall spend a majority of his working time performing functions and services for Alico and (b) in no event shall the Officer be required to take any action that such Officer or Alico determines could conflict with such Officer’s exercise of his fiduciary duties under applicable law owed to Alico or could interfere with the performance of his duties as an executive officer of Alico. During the Term, Alico shall use its reasonable efforts to cause the Officer to continue to be employed by Alico.

Section 2.2 Term of Agreement. The term of this Agreement with respect to the Officer shall commence as of the date of this Agreement and shall continue in full force and effect until the earlier of (i) the date on which the Officer ceases to be employed by Alico and (ii) December 31, 2013, unless terminated earlier by Silver Nip upon at least ten (10) Business Days’ prior written notice to Alico (the “Initial Term”). If neither Alico nor Silver Nip has provided the other with written notice of an intention to terminate this Agreement at least three (3) Business Days before the end of the Initial Term (or any subsequent renewal period), this Agreement will automatically renew for a one (1) month period. The “Term” shall mean the Initial Term and any extensions of the Initial Term pursuant to the preceding sentence. This Agreement shall terminate upon the expiration of the Term, at which point Alico will have no further obligation to provide the services of the Officer and Silver Nip shall have no obligation to pay any costs related to such services as provided in Section 3.1; provided, however, that notwithstanding such termination, (i) Silver Nip shall remain liable to Alico for the costs set forth in Section 3.1 in respect of periods ending on or prior to the effective date of such termination, and (ii) the provisions of Article 3 and Section 6.2 shall survive any such termination.

Section 2.3 Cessation as Officer. For the avoidance of doubt, in the event that the Officer ceases to be an employee of Alico during the Term, Alico or such Officer shall have no obligation to replace such individual under this Agreement.

2

ARTICLE 3

RESPONSIBILITIES OF SILVER NIP AND ALICO

Section 3.1 Reimbursement of Costs. As consideration for making the Officer available to provide the services under this Agreement, Silver Nip shall pay Alico, not later than three business days before each payroll date for the Officer, the Service Costs for the corresponding payroll period. The “Service Costs” for any payroll period shall mean all salary payments that would have been required to be made to the Officer pursuant to Section 3(a) of that certain Employment Agreement (the “Officer’s Agreement”), dated as of December 31, 2012, between the Officer and Silver Nip, had such Officer’s Agreement been in effect during such payroll period.

Section 3.2 Indemnification and Limitation of Liability. Silver Nip agrees to protect, indemnify, and hold harmless Alico and its affiliates, and its and their respective stockholders, members, managers, officers, directors, employees (including the Officer), advisors and agents (“Alico Indemnified Persons”) from and against and in respect of any loss, liability, damages, cost or expense (including legal fees and expenses and any amounts paid in settlement (collectively, “Losses”) suffered by Alico Indemnified Persons resulting from, arising out of or based on this Agreement, the furnishing of the Officer contemplated hereby, or otherwise relating to, resulting from, arising out of or based upon the provision of services by the Officer during the Term, including without limitation Losses relating to employment litigation and/or actions taken by the Officer in the workplace or in the course of his provision of services, other than any Losses resulting solely from, arising solely out of or based solely on Alico Indemnified Persons’ gross negligence or willful misconduct. It is understood and agreed that any action or failure to act by any Alico Indemnified Person at the request of Silver Nip shall not be deemed to constitute gross negligence or willful misconduct.

ARTICLE 4

EMPLOYMENT TAX REPORTING

Consistent with the Officer being employed by Alico during the Term, Alico shall respond to all questions and inquiries from Silver Nip, state and federal agencies, and other persons regarding payroll and employment data and history relating to the Officer for periods of employment during the Term. Alico and Silver Nip agree that, pursuant to the “Standard Procedure” provided in Section 4 of Revenue Procedure 96-60, 1996-53 I.R.B. 1 (dealing with the filing and furnishing of Internal Revenue Service Forms W-2, W-3 and 941 for transferred employees), each party shall be responsible for the tax withholding, paying over and reporting, associated with the compensation paid by such party to the Officer for his service as such party’s employee during the 2013 calendar year. Any year-end adjustments for time worked and reported relating to the portion of the 2013 calendar year will be paid by Silver Nip to Alico upon Alico’s notification and provision of written explanation to Silver Nip of such adjustments. The Officer consents to the sharing of information described in the foregoing paragraph.

3

ARTICLE 5

RELATIONSHIP OF PARTIES

Section 5.1 Delivery of Information; Cooperation Between the Parties. Silver Nip and Alico shall provide each other with all such information and materials reasonably necessary to effect Alico’s and Silver Nip’s prompt and complete performance of their duties and obligations under this Agreement. The Officer consents to the sharing of information described in the foregoing sentence. Silver Nip, Alico and the Officer agree that they shall cooperate with each other and shall act in such a manner as to promote the prompt and efficient completion of the obligations hereunder.

Section 5.2 Confidentiality. Each party shall maintain the confidentiality of all information disclosed pursuant to this Agreement.

Section 5.3 Contractor Relationship.

(a) Notwithstanding any provision hereof to the contrary, nothing herein shall be construed as giving Silver Nip primary direction or control over the Officer or the time, location, manner or method in which he performs the services hereunder. The parties stipulate and agree that (i) each of Alico and the Officer is an independent contractor with respect to its, his or her duties to Silver Nip; and (ii) this Agreement identifies the work to be performed by Alico, but does not reserve to Silver Nip primary direction or control in the time, location, manner or method in which such services are to be performed. This Agreement does not create the relationship of an employer and employee as between Silver Nip and the Officer. During the Term, the Officer shall be and remain an employee of Alico and may be disciplined, transferred or discharged only by Alico.

(b) None of Silver Nip, Alico or the Officer shall represent to any party that the Officer is an employee of Silver Nip, or that his relationship to Silver Nip is other than that of an independent contractor.

Section 5.4 Liability Insurance Coverages.

(a)  Alico shall obtain and keep in force at all times during the Term liability insurance coverage relating to the acts, omissions or employment of the Officer, including general liability and workers compensation, as though the Officer had remained assigned to a facility operated by Alico.

(b) Silver Nip shall obtain all necessary property and casualty and other liability coverage with respect to the premises at which the Officer performs services, and with respect to any acts, omissions or the use of the Officer as is prudent under the circumstances.

4

ARTICLE 6

MISCELLANEOUS

Section 6.1 Captions; Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Article,” “Articles,” “Section” or “Sections” refer to the corresponding Article, Articles, Section or Sections of this Agreement unless specifically referenced to the contrary. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

Section 6.2 Governing Law. This Agreement will be governed by and construed and enforced in accordance with (and all disputes arising with respect to this Agreement shall be governed by) the laws of the State of Florida regardless of the laws that might otherwise govern under applicable principles of conflict of laws.

Section 6.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

Section 6.4 Notices. All notices and other communications given or made pursuant hereto shall be in writing and delivered by hand or sent by registered or certified mail (postage prepaid, return receipt requested) or by nationally recognized overnight air courier service and shall be deemed to have been duly given or made as of the date delivered if delivered personally, or if mailed, on the third business day after mailing (on the first business day after mailing in the case of a nationally recognized overnight air courier service) to the parties at the following addresses:

If to Silver Nip:

181 Highway 630 East

Frostproof, FL 33843

Attn: Chief Executive Officer

Facsimile: 863-635-7446

If to Alico or to the Officer:

10070 Daniels Interstate Court

Suite 100

Fort Myers, FL 33913

Attn: Chief Executive Officer

Facsimile: 239-226-2004

Section 6.5 Assignment. This Agreement shall inure to the benefit of and be binding on the successors, assigns and legal representatives of each of the parties; provided, however,

5

that no party shall assign this Agreement without the written consent of each of the other parties and any attempted assignment without said consent shall be null, void and without any effect ab initio; and, provided, further, that no such assignment by either party shall release the assignor from its obligations hereunder.

Section 6.6 Entire Agreement; Amendment. This Agreement supersedes all prior agreements between the parties hereto with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by all parties hereto. A waiver by a party of the performance of any covenant, agreement, obligation, condition, representation or warranty will not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any party of the performance of any act will not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

Section 6.7 Expenses. Except as otherwise provided in this Agreement, each party shall pay its own expenses and costs of attorneys, accountants and consultants.

Section 6.8 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, that provision will be fully severable and this Agreement will be construed and enforced as if the illegal, invalid or unenforceable provision had never been part of this Agreement.

Section 6.9 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any person or other entity other than Alico, Silver Nip or their respective successors or permitted assigns any rights or remedies under or by reason of this Agreement.

[Signature Page Follows]

6

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the date first above written.

734 CITRUS HOLDINGS, LLC

By: /s/ Remy W. Trafelet
Name: Remy W. Trafelet
Title: Member

ALICO, INC.

By: /s/ Ken Smith
Name: Ken Smith
Title: EVP and COO

CLAYTON G. WILSON

By: /s/ Clayton G. Wilson

[Signature Page to Management Agreement]